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                                                                   EXHIBIT 21
                         SUBSIDIARIES OF THE REGISTRANT

                                               Jurisdiction of
        Subsidiary                              Incorporation
        ----------                             ---------------
Formica Canada, Inc.                           Canada
Formica Espanola, S.A.                         Spain
Formica Holdings Limited                       United Kingdom
Formica Italia S.r.1.                          Italy
Formica Limited                                United Kingdom
Formica Nederland B.V.                         Netherlands
Formica S.A.                                   France
Formica Schweiz AG                             Switzerland
Formica Asia Ltd.                              Hong Kong
Consort Laminates Ltd.                         United Kingdom
Formica Taiwan Corporation                     Republic of China
Formica Vertriebs GmbH                         Germany
Formica Singapore Pty. Ltd.                    Singapore
Gravure et Polissage de Surfaces Metalliques   France
Homapal Plattenwerk GmbH & Co. KG              Germany
Homapal Plattenwerk Beteilgungsgesellschaft    Germany
Design Communications International, Inc.      New York
The Diller Corporation                         Illinois
Thor Turn Key Ltd.                             Jersey, Channel Islands
Tile International B.V.                        Netherlands
Formica International Corporation              New Jersey
Formica Technology Inc.                        Delaware
Wildon Corporation                             Pennsylvania
Wildon Industries, Inc.                        Pennsylvania
House of Formica SDN BHD                       Malaysia
Tenedoro Formica de Mexico S.A. de C.V.        Mexico
Servicios Formica de Mexico S.A. de C.V.       Mexico
Formica de Mexico S.A. de C.V.                 Mexico
Formica Korea Corporation                      Korea
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